Exhibit 10.1
ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT is made between Veoneer, Inc. ("the Company") and Mr. Jan Carlson ("the Appointee") and is intended to provide further clarity on Appointee Retention Payment (item 14 of the Employment Agreement effective as of June 29, 2018 (“the Employment Agreement”)). The payments being described hereunder are not being paid pursuant to the Veoneer, Inc. 2018 Stock Incentive Plan (the “Plan”) although certain terms of the Plan are incorporated herein for purposes of administration of Item 14 of the Employment Agreement.

As described in Item 14 of the Employment Agreement, 50% of the retention payment will be indexed to the price of a share of Veoneer, Inc. stock and will be paid as cash on the following dates, subject to Appointee’s continued employment with the Company on each such date (subject to certain exceptions as provided in the Employment Agreement).

Vesting/Payment Date	Cash Payment
July 1, 2019	Equivalent to 24,969 Shares*
July 1, 2020	Equivalent to 24,969 Shares*
July 1, 2021	Equivalent to 24,968 Shares*

*The number of share equivalents have been calculated based on the closing price per share of Company common stock on June 29, 2018 (USD 40.05)

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The number of share equivalents in the table above will be increased by an amount equivalent to the value of the potential dividends paid out during the period between the effective date of the Agreement and the vesting/payment date, as follows. Any cash dividend paid with respect to the common stock for which the record date occurs on or after June 29, 2018 and the dividend payment date occurs on or before the vesting/payment dates set forth in the above table will result in a credit to the number of share equivalents in the table above of additional share equivalents equal to (a) the dollar amount of the dividend per share of common stock multiplied by the number of share equivalents outstanding as of the applicable record date, divided by (b) the closing price per share of the common stock on the New York Stock Exchange on the applicable dividend payment date. The additional share equivalents credited will be subject to the same vesting schedule, forfeiture and other terms that apply to the original share equivalents.  Share equivalents that, at the relevant dividend payment date, previously have been settled or forfeited will not be eligible to receive dividend equivalents.

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On the vesting/payment date, the outstanding balance of share equivalents, including any increase in the number of share equivalents due to the crediting of dividend equivalents, will be converted to a cash payment based on the closing price per share of Company common stock on the vesting/payment date. Payment will be made as soon as practically possible following the applicable vesting/payment date.

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Section 5(c) of the Plan is hereby incorporated by reference; provided, however, that, notwithstanding the provisions of Section 5(c) of the Plan, a Change in Control (as defined in the Plan) will not trigger any acceleration of vesting or payment dates of the retention payment described herein.

•	Payment may be made on dates earlier than those set forth above, as set forth in the second paragraph of Item 14 of the Employment Agreement.

Stockholm, August 20, 2018

/s/ Jan Carlson
Jan Carlson

Veoneer Inc.

/s/ James M Ringler
James M Ringler
Chairman of the Compensation Committee